Exhibit 99.1

Xenetic Biosciences Completes $3,000,000 Bridge Note Financing

LEXINGTON, MA, July 8, 2015: Xenetic Biosciences, Inc. (“Xenetic” or the “Company”) (OTCQB: XBIO), a biopharmaceutical company focused on developing next-generation biologic drugs and novel orphan oncology therapeutics, today announced that it has completed a $3,000,000 bridge note financing. The financing was concluded with OJSC Pharmsynthez (“Pharmsynthez”), a collaborative partner of Xenetic and an affiliate of Xenetic’s largest shareholder SynBio LLC (“Synbio”) and was arranged directly between the managements of Xenetic and Pharmsynthez on a commission free basis.

The $3,000,000 was received from the sale of a ten percent (10%) senior secured collateralized convertible promissory note due July 1, 2016 (the “Note”). The Note is convertible, in whole or in part, into shares of Common Stock of the Company at the option of Pharmsynthez. In addition, in connection with the sale of the Note, Pharmsynthez received certain five year warrants to purchase shares of Common Stock of the Company. Please refer to SEC form 8-K filed on July 8, 2015 for further material information regarding the bridge note financing.

“We are very pleased to have completed this important bridge note financing with a company that has been associated with Xenetic for fifteen years,” said Scott Maguire, Chief Executive Officer of Xenetic. “Pharmsynthez is an important collaborator with Xenetic. The partnership covers six drug candidates currently in development in Russia which include indications for cystic fibrosis and obesity with the intention that the Company will eventually seek approval of these drug candidates in the global markets.”

“These funds will allow us to continue with our plan to seek a listing of the Company’s shares on a national U.S. securities exchange that offers greater liquidity and will allow Xenetic to trade alongside its peers, therefore allowing greater exposure to the life science investment community. We believe that this financing, which was concluded with an affiliate of our single largest shareholder, reflects a belief in the potential of the Company’s core technologies. Our primary focus remains to improve the human condition by developing and offering safer and more effective treatments via the development of our portfolio of proprietary products. We are looking forward to the future with great confidence.”

Contact:

Xenetic Biosciences Inc.

www.xeneticbio.com

M. Scott Maguire, Chief Executive Officer

781 778 7720

j.mccusker@xeneticbio.com

UK/European contact:

Arlington Group Asset Management Limited

Ross Ainger

+44 (0)207 389 5012

rainger@agam.co.uk

Walbrook PR

Mike Wort

+44 (0)20 7933 8780

mike.wort@walbrookpr.com

About Xenetic Biosciences

Xenetic Biosciences is a biopharmaceutical company developing next-generation biologic drugs and novel oncology therapeutics. Xenetic’s proprietary drug technology platforms include PolyXen®, designed to develop next generation biologic drugs by extending the efficacy, safety and half-life of biologic drugs and OncoHist® for the development of novel oncology drugs focused on orphan indications.

Xenetic's lead product candidates include ErepoXen®, a polysialylated form of erythropoietin (EPO) for the treatment of anemia in pre-dialysis patients with chronic kidney disease, and OncoHist®, a novel recombinant human histone H1.3 molecule for the treatment of refractory Acute Myeloid Leukemia (AML) with potential to treat numerous other cancer indications. Xenetic is collaborating with Russian-based OJSC Pharmsynthez (who is an affiliate of a significant shareholder in Xenetic) and the Serum Institute of India to test additional drug and vaccine candidates and to de-risk the development process with clinical data generated in Russia and India before Xenetic takes these candidates into the clinic in the Western markets.

Xenetic is also developing a broad pipeline of clinical candidates for next generation biologics and novel oncology therapeutics in a number of orphan disease indications. For more information, please visit the company's website at www.xeneticbio.com.

Baxter Healthcare:

Xenetic is working together with Baxter International Inc. to develop a novel series of polysialylated blood coagulation factors, including a next generation Factor VIII. This collaboration relies on the PolyXen technology to conjugate PSA to therapeutic blood-clotting factors, with the goal of improving the pharmacokinetic profile and extending the active life of these biologic molecules. Baxter is one of the Company’s largest shareholders having invested in a number of rounds with the most recent investment of $10M last year. The agreement is exclusive research, development and license agreement grants Baxter a worldwide, exclusive, royalty-bearing license to Xenetic's PSA patented and proprietary technology in combination with Baxter's proprietary molecules designed for the treatment of blood and bleeding disorders. Under the agreement, Xenetic may receive regulatory and sales target receipts for total potential milestones of up to $100 million plus royalties on sales.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, the potential safety, tolerability and efficacy of our product candidates and the advancement of our clinical trials. Forward-looking statements can be identified by terminology such as "anticipate," "believe," "could," "could increase the likelihood," "estimate," "expect," "intend," "is planned," "may," "should," "will," "will enable," "would be expected," “designed to,” "look forward," "may provide," "would" or similar terms, variations of such terms or the negative of those terms. Any forward-looking statements in this press release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving similar product candidates will not be repeated or observed in ongoing or future studies involving current product candidates, the risk that our collaboration with Baxter will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled "Risk Factors" in our Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Xenetic undertakes no duty to update this information unless required by law.